UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 6, 2010
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200
Plano, Texas (Address of principal executive offices)	75024 (Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective October 6, 2010, Gareth Roberts and Denbury Resources Inc. (the “Company”) amended the Founder’s Retirement Agreement (the “Agreement”) originally entered into effective June 30, 2009 as part of Roberts’ retirement as CEO of the Company on that date, principally to provide as follows:
     (a) Roberts resigned his position as Co-Chairman of the board of directors of the Company, and will continue as a director of the Company. Wieland Wettstein will continue to serve as Chairman of the Company’s board. Roberts’ compensation as a director for the last quarter of 2010 will be $50,000, and thereafter he will be compensated as a director in the same manner and amount as other non-executive members of the board of directors of the Company, including eligibility to receive awards made available to directors under the Company’s equity compensation plans; and
     (b) Roberts will no longer be employed as the Company’s Chief Strategist, and instead will be employed as a geological advisor through December 31, 2012 for a salary of not more than $50,000 per year.
     These modifications of Roberts’ role as a director and employee have been made in conjunction with his assuming the role of a director or non-executive chairman of the board of directors of a newly-formed private equity-funded oil and natural gas entity. In this regard, Mr. Roberts remains subject to the non-competition provision of the Agreement, and the new entity will be subject to largely similar non-competition provisions.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.
Date: October 11, 2010	By:	/s/ Phil Rykhoek
		Name:	Phil Rykhoek
		Title:	Chief Executive Officer